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                                                                   Exhibit 10.21


                              AETHLON MEDICAL, INC.

                              CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is entered into effective as of October 27, 2004, by and between AETHLON MEDICAL, INC. ("Aethlon" or "Client") located at 3030 Bunker Hill Street, San Diego, CA. 92109, and Dr. Ken Alibek (the "Consultant") C/O National Center for Biodefense at George Mason University, 10900 University Blvd. MSN-4E3, Manassas, VA 20110

1. Consulting Relationship. During the terms of this agreement, the Consultant will act as a science advisor in connection with advancing the development of Aethlon's Hemopurifier(TM) technology as a potential countermeasure against pathogens targeted as biological weapons or as a treatment for naturally occurring pathogens. The Consultant shall provide Aethlon with guidance and representation in negotiating partnerships with government agencies interested in funding the development of the Hemopurifier(TM) technology. The Consultant shall use reasonable efforts to provide these services in a manner that provides benefit to Aethlon. If the services provided by the Consultant under this agreement exceed more than 24 hours per month, the Consultant shall request and negotiate additional compensation from Aethlon. The Consultant has already agreed to participate as a member of Aethlon's Science Advisory Board. In this regard, the Consultant shall also receive the compensation that is rewarded to each member of the Aethlon Science Advisory Board. The Consultant further agrees that this relationship provides no rights or direct interest in Aethlon's Hemopurifier(TM) technology.

2. Consideration. As consideration for services to be provided by the Consultant, Aethlon shall compensate the Consultant with a four (4) year option to purchase up to 80,000 shares of Aethlon Medical common stock. The option exercise price shall be equal to the closing price of Aethlon's common stock on the date of this agreement. The Consultant may also be eligible to receive additional bonus compensation, which shall be rewarded at the discretion of Aethlon management.

3. Expenses. Consultant shall not be authorized to incur on behalf of Aethlon any expenses, without the prior written consent of Aethlon Medical

4. Terms and Termination. The term of this Agreement will commence upon the execution of this agreement and, shall continue for a period of one
         (1) year. Thereafter, the term of this Agreement may be renewed by mutual agreement of the Parties.

5. Proprietary Information. Proprietary Information obtained by Consultant from Client, or developed during the performance of services shall be kept confidential by Consultant unless such information has been subsequently made public by Client or a third party.
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6.       Independent Contractor. Consultant's relationship with Aethlon will be that of independent contractor and not that of an employee. Consultant will not be eligible for any employee benefits, nor will Aethlon make deductions from payment made to Consultant for taxes, which will be the Consultant's responsibility Consultant will have no authority to enter into contracts that bind Aethlon or create obligations on the part of Aethlon without the prior written authorization of Aethlon.

7.       Miscellaneous.

         a. Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

         b. Governing Law; Severabilitv; and Notice. This Agreement shall be construed in accordance with the laws of the State of California. Invalidity or non-enforceability of any provision or part of this Agreement shall not invalidate or render unenforceable the entire Agreement or its remaining provisions. All notices shall be in writing and shall be addressed to the representatives of Client and Consultant respectively designated below.

The parties have executed this Agreement as of the date first set forth above.

AETHLON MEDICAL, INC.

James A Joyce

Chairman, CEO

CONSULTANT

Dr. Ken Alibek